Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Selected Financial and Other Data” and “Experts” in the Prospectus dated August 18, 2021. We also consent to the incorporation by reference of our report dated December 11, 2020 with respect to the consolidated financial statements included in its Annual Report (Form 10-K) for the year ended September 30, 2020, and to the inclusion of our report dated August 18, 2021 with respect to the senior securities table of PhenixFIN Corporation f/k/a Medley Capital Corporation into this Registration Statement (Form N-2) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

August 18, 2021